SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                    Form 8-K
              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  ------------


                         March 19, 1999 (March 18, 1999)
               (Date of Report (date of earliest event reported))


                               Cendant Corporation
             (Exact name of Registrant as specified in its charter)

        Delaware                    1-10308                      06-0918165
(State or other jurisdiction  (Commission File No.)          (I.R.S. Employer
  of incorporation or                                     Identification Number)
     organization)

 9 West 57th Street
    New York, NY                                                   10019
(Address of principal                                           (Zip Code)
  executive office)



                                 (212) 413-1800
              (Registrant's telephone number, including area code)



                                      None
       (Former name, former address and former fiscal year, if applicable)










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                                                                   8

Item 5.  Other Events


Settlement of PRIDES Class Action Litigation

         On March 17, 1999, we announced that we reached a final settlement agreement with plaintiff's counsel representing the class of holders of our PRIDES securities who purchased their securities on or prior to April 15, 1998 ("eligible persons") to settle their class action lawsuit against us. Under the final settlement agreement, eligible persons will receive a new security - a Right - for each PRIDES security held on April 15, 1998. Current holders of PRIDES will not receive any Rights (unless they also held PRIDES on April 15, 1998). We had originally announced a preliminary agreement in principle to settle such lawsuit on January 7, 1999. The final agreement maintained the basic structure and accounting treatment as the preliminary agreement.

         Based on the settlement agreement, we recorded an after tax charge of approximately $228 million, or $0.26 per share, ($351 million pre-tax) in the fourth quarter of 1998 associated with the preliminary agreement in principle to settle the PRIDES securities class action. We recorded an increase in additional paid-in capital of $350 million offset by a decrease in retained earnings of $228 million resulting in a net increase in stockholders' equity of $122 million as a result of the prospective issuance of the Rights. As a result, the potential settlement should not reduce net book value. In addition it is not expected to reduce 1999 earnings per share unless our common stock price materially appreciates.

         At any time during the life of the Rights, holders may (a) sell them or
(b) exercise them by delivering to us three Rights together with two PRIDES in exchange for two new PRIDES (the "New PRIDES"). The terms of the New PRIDES will be the same as the currently outstanding PRIDES, except that the conversion rate will be revised so that, at the time the Rights are distributed, each New PRIDES will have a value equal to $17.57 more than each original PRIDES, based upon a generally accepted valuation model. Based upon the closing price per share of $16.6875 of our Common Stock on March 17, 1999, the effect of the issuance of the New PRIDES will be to distribute approximately 19 million more shares of our common stock when the mandatory purchase of our common stock associated with the PRIDES occurs in February of 2001. This represents approximately 2% more shares of common stock than are currently outstanding.

         The settlement agreement also requires us to offer to sell 4 million additional PRIDES (having identical terms to currently outstanding PRIDES) (the "Additional PRIDES") at "theoretical value" to holders of Rights for cash. Theoretical value will be based on the same valuation model utilized to set the conversion rate of the New PRIDES. Based on that valuation model, the currently outstanding PRIDES have a theoretical value of $28.07 based on the closing price for our common stock on March 17, 1999, which is less than their current trading price. The offering of Additional PRIDES will be made only pursuant to a prospectus filed with the SEC. We currently expect to use the proceeds of such an offering to repurchase our common stock and for other general corporate purposes. The arrangement to offer Additional PRIDES is designed to enhance the trading value of the Rights by removing up to 6 million Rights from circulation via exchanges associated with the offering and to enhance the open market liquidity of New PRIDES by creating 4 million New PRIDES via exchanges associated with the offering. If holders of Rights do not acquire all such PRIDES, they will be offered to the public.

         Under the settlement agreement, we have also agreed to file a shelf registration statement for an additional 15 million PRIDES, which could be issued by us at any time for cash. However, during the last 30 days prior to the expiration of the Rights in February 2001, we will be required to make these additional PRIDES available to holders of Rights at a price in cash equal to 105% of the theoretical value of the additional PRIDES as of a specified date. The PRIDES, if issued, would have the same terms as the currently outstanding PRIDES and could be used to exercise Rights.

         The Rights will be distributed following final court approval of the settlement and after the effectiveness of the registration statement filed with the SEC covering the New PRIDES. It is presently expected that if the court approves the settlement and such conditions are fulfilled, the Rights will be distributed in August or September 1999. This summary of the settlement does not constitute an offer to sell any securities, which will only be made by means of a prospectus after a registration statement is filed with the SEC. There can be no assurance that the court will approve the agreement or that the conditions contained in the agreement will be fulfilled.

         Reference is made to the press release dated March 18, 1999 attached hereto as Exhibit 99.1 which is incorporated herein by reference in its entirety.


Item 7.  Exhibits

Exhibit
   No.            Description
--------          --------------------------------------------------------------

99.1 Press release: Cendant Finalizes Settlement Agreement in PRIDES Securities Class Action Suit, dated March 18, 1999.



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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CENDANT CORPORATION



                                    By:   /s/  James E. Buckman
                                          James E. Buckman
                                          Vice Chairman and
                                          General Counsel


Date:  March 18, 1999

                               CENDANT CORPORATION
                           CURRENT REPORT ON FORM 8-K
                  Report Dated March 19, 1999 (March 18, 1999)



                                 EXHIBIT INDEX


Exhibit
   No.            Description
-------           --------------------------------------------------------------

99.1 Press release: Cendant Finalizes Settlement Agreement in PRIDES Securities Class Action Suit, dated March 18, 1999.